Exhibit 99.1

NB&T Financial Reports Earnings for Third Quarter 2011

October 20, 2011

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the third quarter of 2011 of $1.1 million, or $.33 per share. Net income for the third quarter of 2010 was $1.2 million, or $.36 per share. Net income for the first nine months of 2011 was $3.2 million, or $.93 per share, compared to $8.1 million, or $2.38 per share for the same period in 2010. Net income for 2010 was higher largely due to a bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of American National Bank (“ANB”). In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010.

Commenting on these results, President & C.E.O. John J. Limbert said, “Our net interest margin decreased this quarter compared to last, as we, like many other banks, struggle to find quality loans. While the lower rate environment allowed us to realize positive gains on some security sales, the reinvestment of cash is also at lower rates and impacts margin. On the plus side, total nonperforming loans were down approximately $1.2 million from last quarter. A lot of work is yet to be done, but it is at least an improvement for now.”

Net interest income was $5.8 million for the third quarter of 2011, compared to $6.2 million for the third quarter of 2010. Net interest margin decreased to 3.67% for the third quarter of 2011, compared to 3.84% for the same quarter last year. The net interest margin decreased primarily due to a decline in higher-yielding loans. Average loans outstanding for the third quarter of 2011, which had an average rate of 5.74%, decreased to $404.9 million from $432.2 million from the same quarter last year. Due to increased liquidity from lower loan demand, the Company lowered rates on interest-bearing deposits and reduced higher cost Federal Home Loan Bank debt by $24.5 million, decreasing the cost of interest-bearing liabilities from 1.40% for the third quarter of 2010 to .84% for the third quarter of 2011. Net interest margin for the first nine months of 2011 was 3.82%, compared to 3.88% for the first nine months of 2010.

The provision for loan losses for the third quarter of 2011 was $475,000, compared to $225,000 in the same quarter last year. Net charge-offs were $466,000 in the third quarter of 2011, compared to $132,000 in the third quarter of 2010. The provision for loan losses was $1,410,000 for the first nine months of 2011, compared to $1,185,000 for the first nine months of 2010. Net charge-offs for the first nine months of 2011 were $1.6 million, compared to $1.0 million for the same period last year. Charge-offs in 2011 increased primarily due to the first quarter write-down of one commercial real estate loan. The Company later foreclosed on this loan and the property securing the loan was sold. The provision for loan losses is based on management’s evaluation of the loan loss allowance considering specific loan reserves, general reserves related to charge-off experience and current economic conditions. Non-performing loans increased to $11.7 million at September 30, 2011, compared to $8.8 million at September 30, 2010. The year-over-year increase in non-performing loans is due primarily to two southwest Ohio commercial relationships, each between $850,000 and $950,000 and secured by commercial real estate or all business assets and one restructured mortgage loan for approximately $450,000.

Total non-interest income was $2.6 million for the third quarter of 2011, compared to $1.9 million for the third quarter of 2010. In the third quarter of 2011, the Company sold approximately $7.2 million in securities and realized gains of $421,000. No securities were sold in the third quarter of last year. In addition, NSF fee income and commission income on the sales of non-deposit investment products increased in the third quarter of 2011. Total non-interest income for the first nine months of 2011 was $7.0 million, compared to $14.5 million for the first nine months of 2010. In the first nine months of 2010, the Company had a bargain purchase pre-tax gain of approximately $7.6 million in the FDIC assisted acquisition of certain of the assets and liabilities of ANB. In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010. In the first nine months of 2011, the Company sold approximately $23.0 million in securities and realized gains of $1.2 million, compared to no securities sales gains for the same period in 2010.

Total non-interest expense was $6.2 million for the third quarter of 2011, relatively unchanged from the $6.2 million for the third quarter of 2010. For the first nine months of 2011, non-interest expense was $19.0 million, compared to $20.0 million for the first nine months of 2010. Non-interest expenses for the first nine months of 2010 were higher due to increased bonus plan expense and acquisition related expenses.

On September 20, 2011, the Board of Directors declared a dividend of $0.30 per share, payable October 24, 2011 to shareholders of record on September 30, 2011. This dividend represents a 3.4% increase over the $0.29 per share dividend declared in the third quarter of 2010.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010	9/30/2011	9/30/2010
Statements of Income
Interest income	$6,829	$7,348	$7,310	$7,731	$8,069	$21,487	$23,882
Interest expense	1,079	1,270	1,386	1,737	1,871	3,735	5,596

Net interest income	5,750	6,078	5,924	5,994	6,198	17,752	18,286
Provision for loan losses	475	385	550	425	225	1,410	1,185
Other non-interest income	2,148	1,907	1,769	1,892	1,888	5,824	6,983
Gain on bargain purchase	—	—	—	—	—	—	7,572
Other-than-temporary impairment charge	—	—	—	—	—	—	(50)
Net gains/(losses) on sales of securities	421	(10)	789	—	—	1,200	—

Total non-interest income	2,569	1,897	2,558	1,892	1,888	7,024	14,505
Total non-interest expenses	6,282	6,146	6,579	6,502	6,194	19,007	19,956

Income before income taxes	1,562	1,444	1,353	959	1,667	4,359	11,650
Income taxes	432	395	348	241	450	1,175	3,559

Net income	$1,130	$1,049	$1,005	$718	$1,217	$3,184	$8,091

Per Share Data
Basic earnings per share	$0.33	$0.31	$0.29	$0.20	$0.36	$0.93	$2.38
Diluted earnings per share	0.33	0.31	0.29	0.20	0.36	0.93	2.38
Dividends per share	0.30	0.30	0.30	0.30	0.29	0.90	0.87
Book value at quarter end	20.98	20.71	20.49	20.74	20.91	20.98	20.91
Average basic shares outstanding	3,424	3,424	3,424	3,412	3,399	3,424	3,399
Average diluted shares outstanding	3,430	3,436	3,448	3,430	3,400	3,436	3,400
Balance Sheet Items (Quarter End)
Total assets	$674,030	$675,028	$667,552	$690,574	$691,199	$674,030	$691,199
Securities	145,457	137,071	122,679	133,855	146,060	145,457	146,060
Loans, including loans held for sale	405,009	408,516	408,710	414,978	427,274	405,009	427,274
Allowance for loan losses	3,484	3,475	3,506	3,714	3,935	3,484	3,935
Deposits	576,391	580,730	575,375	584,373	571,723	576,391	571,723
Borrowings	16,485	16,347	16,225	28,089	40,260	16,485	40,260
Total shareholders’ equity	71,845	70,903	70,148	71,019	71,301	71,845	71,301
Assets Under Management
Total assets	$674,030	$675,028	$667,552	$690,574	$691,199	$674,030	$691,199
Cash management sweep accounts	42,310	38,842	47,167	37,338	46,765	42,310	46,765
Market value of trust assets	190,957	200,337	171,844	172,162	164,628	190,957	164,628

Total assets under management	$907,297	$914,207	$886,563	$900,074	$902,592	$907,297	$902,592

Selected Financial Ratios
Return on average assets (annualized)	0.66%	0.62%	0.60%	0.40%	0.69%	0.63%	1.57%
Return on average equity (annualized)	6.39	5.97	5.72	3.97	6.79	6.04	15.69
Dividend payout ratio	90.91	96.77	103.45	150.00	80.56	96.77	36.55
Net interest margin	3.67	3.95	3.84	3.69	3.84	3.82	3.88
Non-interest expense to total revenue	75.51	77.07	77.56	82.45	76.60	76.72	60.86
Average loans to average total assets	59.64	60.51	59.94	59.52	61.82	60.07	60.91
Asset Quality
Nonaccrual loans	$9,646	$11,452	$10,023	$9,490	$8,847	$9,646	$8,847
Accruing and 90 or more days past due	3	1,049	1,038	1,037	—	3	—
Restructured loans—accruing	2,060	452	455	457	—	2,060	—

Total nonperforming loans	$11,709	$12,953	$11,516	$10,984	$8,847	$11,709	$8,847

Other real estate owned	4,236	4,175	4,658	4,254	3,995	4,236	3,995
Net charge-offs	466	415	759	645	132	1,640	1,026
Non-performing loans to total loans	2.89%	3.17%	2.82%	2.65%	2.07%	2.89%	2.07%
Loan loss allowance to total loans	0.86	0.85	0.86	0.89	0.92	0.86	0.92
Loan loss allowance to non-performing loans	29.75	26.83	30.45	33.81	44.48	29.75	44.48
Loans 30+ days past due to total loans	0.92	0.75	1.18	0.87	0.70	0.92	0.70
Net charge-offs to average loans	0.46	0.41	0.75	0.61	0.12	0.54	0.33
Capital
Average equity to average total assets	10.33%	10.44%	10.42%	10.18%	10.16%	10.37%	10.00%
Tier 1 leverage ratio**	11.13	11.17	10.99	10.65	10.68	11.13	10.68
Total risk-based capital ratio**	18.86	18.81	18.57	18.36	18.10	18.86	18.10

**	Estimated for current quarter end